Exhibit (a)(5)(d)
This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated May 18, 2006, and the related Letter of Transmittal, and any amendments or supplements to the Offer to Purchase or Letter of Transmittal, which are being distributed to registered holders of Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, shareholders of the Company residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of that jurisdiction. However, we may, at our sole discretion, take any actions necessary for us to make the Offer to shareholders in any of these jurisdictions.
Liberty Global, Inc.
Offer to Purchase for Cash
up to 10,000,000 shares of its Series A common stock,
par value $0.01 per share,
at a purchase price of $25.00 per share
and
up to 10,288,066 shares of its Series C common stock,
par value $0.01 per share,
at a purchase price of $24.30 per share
The Offer, withdrawal rights and proration period will expire at 5:00 p.m., New York City time, on Thursday, June 15, 2006, unless the Offer is extended.
     Liberty Global, Inc., a Delaware corporation (the “Company”), is offering to purchase for cash 10,000,000 shares of its Series A common stock, par value $0.01 per share (“Series A Shares”), and 10,288,066 shares of its Series C common stock, par value $0.01 per share (“Series C Shares” and, together with Series A Shares, “Shares”), from its shareholders (or such lesser number of Shares as are properly tendered and not properly withdrawn), upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 18, 2006 (the “Offer to Purchase”), and in the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”).
     The Company is inviting its shareholders to tender their Series A Shares at a purchase price of $25.00 per share and their Series C Shares at a purchase price of $24.30 per share, in each case net to the seller in cash, less any applicable withholding taxes, without interest, upon the terms and subject to the conditions of the Offer. The Offer is not conditioned on any minimum number of Shares being tendered. However, the Offer is subject to other conditions described in Section 6 of the Offer to Purchase.
     The Company’s Board of Directors has approved the Offer. However, neither the Company nor its Board of Directors, the Information Agent or the Depositary (each as defined below) are making any recommendation to the Company’s shareholders as to whether to tender or refrain from tendering their Shares. Shareholders must make their own decision as to whether to tender their Shares and, if so, how many Shares to tender. The Company’s directors and executive officers have advised Liberty Global that they do not intend to tender Shares pursuant to the Offer.
     Shareholders must follow the procedures set forth in Section 3 of the Offer to Purchase and in the Letter of Transmittal in order to tender their Shares. All Shares properly tendered and not properly withdrawn prior to 5:00 p.m., New York City time, on Thursday, June 15, 2006 (the “Expiration Date,” unless the Company, in its sole discretion, extends the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire), will be purchased at the applicable purchase price, upon the terms and subject to the conditions of the Offer, including the proration provisions.

     Under no circumstances will interest be paid on the purchase price for the Shares, regardless of any delay in making payment for the Shares. In the event that more than 10,000,000 Series A Shares or more than 10,288,066 Series C Shares are tendered in the Offer, the Company expressly reserves the right to purchase a number of additional Series A Shares equal to up to 2% of its outstanding Series A Shares and/or a number of additional Series C Shares equal to up to 2% of its outstanding Series C Shares, as the case may be, and could decide to purchase more Shares subject to applicable legal requirements. For purposes of the Offer, the Company will be deemed to have accepted for payment (and therefore purchased) Shares properly tendered and not withdrawn, subject to the proration provisions of the Offer, only when, as and if the Company gives oral or written notice to Computershare Shareholder Services, Inc., the Depositary for the Offer, of its acceptance for payment of such Shares under the Offer.
     Payment for Shares tendered and accepted for payment under the Offer will be made only after timely receipt by the Depositary of certificates for such Shares, or a timely confirmation of a book-entry transfer of such Shares into the Depositary’s account at the “book-entry transfer facility” (as defined in the Offer to Purchase), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), or an “agent’s message” (as defined in the Offer to Purchase) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.
     Upon the terms and subject to the conditions of the Offer, if at the Expiration Date more than 10,000,000 Series A Shares and/or more than 10,288,066 Series C Shares (or such greater number of Shares of either or both series as the Company may elect to purchase) are properly tendered and not withdrawn, the Company will purchase 10,000,000 Series A Shares and/or 10,288,066 Series C Shares (or such greater number), as applicable, such Shares to be purchased from all of the Company’s shareholders who properly tender Shares, on a pro rata basis. See Section 1, “Terms of the Offer,” of the Offer to Purchase.
     The Company expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the right of a tendering shareholder to withdraw such shareholder’s Shares.
     Tenders of Shares under the Offer are irrevocable, except that tendered Shares may be withdrawn at any time prior to the Expiration Date and, unless previously accepted for payment by the Company under the Offer prior to such withdrawal, may also be withdrawn at any time after 12:00 Midnight, New York City time, on July 13, 2006. For withdrawal to be effective, a written or (in the case of a financial institution) facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering shareholder, the series and number of Shares to be withdrawn and the name of the registered holder of such Shares. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an “eligible guarantor institution” (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an eligible guarantor institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in the Offer to Purchase, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn Shares and must otherwise comply with such book-entry transfer facility’s procedures. All questions as to the form and validity of any notice of withdrawal, including the time of receipt, will be determined by the Company, in its sole discretion, whose determinations will be final and binding. None of the Company, Computershare Shareholder Services, Inc., as the Depositary, and D. F. King & Co., Inc., as the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any tender or notice of withdrawal or incur any liability for failure to give any such notification.
     Depending on various factors described in the Offer to Purchase, tendering shareholders whose Shares are purchased in the Offer may be treated for U.S. federal tax purposes as having received an amount taxable as a distribution or dividend rather than as recognizing a gain or loss.

Shareholders are strongly encouraged to read the Offer to Purchase for additional information regarding the U.S. federal tax consequences of participating in the Offer.
     The information required to be disclosed by Rule 13e-4(d)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.
     The Offer to Purchase and the related Letter of Transmittal are being mailed to record holders of Shares whose names appear on the Company’s most recent shareholder list as of the date hereof and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on such shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.
     The Offer to Purchase and the related Letter of Transmittal contain important information. Shareholders should read them carefully before making any decision regarding the Offer.
     Any questions or requests for assistance may be directed to the Information Agent at the telephone numbers and address set forth below. Additional copies of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent at the address and telephone numbers set forth below and will be promptly furnished by the Company at its expense. Shareholders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer. To confirm delivery of Shares, shareholders are directed to contact the Depositary at the address given in the Offer to Purchase.
The Information Agent for the Offer is:
D. F. King & Co., Inc.
48 Wall Street
22nd Floor
New York, New York 10005
Banks and Brokers Call: (212) 269-5550
All others call Toll-Free: (800) 347-4750
May 18, 2006

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